Exhibit 10.28

2020 Omnibus Long-Term Incentive Plan
Time-Based Restricted Stock Unit Agreement
Global Industrial Company (the “Company”) has granted to the Recipient listed in the Notice of Grant of RSUs annexed hereto (the “Notice” and together with this agreement, the “Agreement”) the number of Time-Based Restricted Stock Units (“RSUs” or “Restricted Stock Units”) listed in the Notice.
The details of the Recipient’s Restricted Stock Units, in addition to those set forth in the Notice and the Plan, are as follows:
1.Grant Pursuant to Plan. This Agreement (including the Notice) and the grant of time-based Restricted Stock Units are pursuant to, and subject to the terms of, the Company’s 2020 Omnibus Long-Term Incentive Plan (the “Plan”), which is incorporated herein for all purposes. The Recipient hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all of the terms and conditions of this Agreement and the Plan. Unless otherwise provided herein, terms used in this Agreement that are defined in the Plan and not defined herein shall have the meanings attributable thereto in the Plan. In the event of any conflict or inconsistency between the terms of the Plan and the terms of this Agreement, the terms of this Agreement shall control. The parties hereto acknowledge that the terms of this Agreement have been approved and ratified by a committee of the Board consisting entirely of three non-employee directors.
2.Vesting of Restricted Stock Units; Forfeiture of Restricted Stock Units.
(a)Except as otherwise provided in this Agreement, or in the Plan (but not as to matters expressly addressed herein in which case this Agreement shall control), the Restricted Stock Units shall vest as provided in the Notice, provided that the Recipient continues to be employed with the Company and/or any of its subsidiaries from the Grant Date through and including each applicable Vesting Date. Except as otherwise specifically provided herein, there shall be no proportionate or partial vesting in the periods prior to each Vesting Date, and all vesting shall occur only on the appropriate Vesting Date. Upon the termination of the Recipient’s employment, any unvested portion of the Restricted Stock Units that does not become vested pursuant to the provisions hereof as a result of such termination shall terminate and be null and void. Any portion of the Restricted Stock Units subject to this Agreement that is and has become vested pursuant to this Section 2 shall be referred to as “Vested Units,” and any portion of the Restricted Stock Units that is and has not yet become vested shall be referred to as the “Non-Vested Units.”
(b)Upon the termination of the Recipient’s employment due to Cause (as defined in Section 13) or if Recipient voluntarily resigns without Good Reason (as defined in Section 13), any unvested portion of the Restricted Stock Units shall terminate and be null and void immediately upon such termination.
(c)Notwithstanding any other term or provision of this Agreement,
(i)in the event that Recipient’s employment with the Company and/or its subsidiaries (or their successors) shall be terminated by the Company and/or its subsidiaries (or their successor) without Cause or by Recipient for Good Reason, in either case within six (6) months following a Change in Control (as defined in the Plan), then as of the date of termination the Recipient shall become immediately vested in all Non-Vested Units (which shall thereupon become Vested Units); and
(ii)if the Recipient’s employment with the Company and/or its subsidiaries is terminated due to the Recipient becoming Totally Disabled (as defined in Section 13) or upon the

Recipient’s death, then as of the date of termination the Recipient or the Recipient’s estate or designated beneficiary(ies), whichever is applicable, shall become immediately vested in all Non-Vested Units (which shall thereupon become Vested Units); and
(iii)in the event that Recipient’s employment with the Company and/or its subsidiaries (or their successor) terminates for any reason, other than as provided for above, then any unvested portion of the Restricted Stock Units shall terminate and be null and void immediately upon such termination.
3.Delivery of Shares Represented by the Restricted Stock Units. For purposes of this Agreement, the Recipient shall become immediately entitled to a distribution of that number of shares of Common Stock of the Company (“Shares”) that is represented by the Recipient’s Vested Units, such distribution to occur within ninety (90) days following the date such Restricted Stock Units become Vested Units (but in no event later than March 15th following the end of the year in which such Restricted Stock Units become Vested Units).
4.Rights with Respect to Shares Represented by Restricted Stock Units.
(a)Except as otherwise provided in this Section 4, the Recipient shall not have any rights, benefits or entitlements with respect to any Shares that are represented by the Restricted Stock Units subject to this Agreement unless and until such Shares are issued to the Recipient.
(b)Notwithstanding Section 4(a) hereof, during the term of this Agreement, the Recipient shall have the right to receive distributions (the “Dividend Equivalent Payments”) from the Company equal to any dividends or other distributions (cash or securities) that would have been distributed to the Recipient if each of the Restricted Stock Units instead were an issued and outstanding Shares owned by the Recipient. The Dividend Equivalent Payments, reduced by any applicable withholding taxes, shall be made as soon as administratively practicable following the date such dividends or other distributions are paid to the holders of Shares (but no later than the second payroll period following the date such dividends or other distributions are paid) and in the same form and in the same manner as dividends or other distributions are paid to the holders of Shares; provided, however, that if the dividend declared is a stock dividend then rather than issuing Shares to the Recipient, the Recipient will receive additional restricted stock units with respect to the stock dividends on such Restricted Stock Units which shall be treated the same as Vested Units and shall be subject to the same terms and conditions as Vested Units (including delivery under Section 3).
(c)On and after the date that Shares represented by the Restricted Stock Units subject to this Agreement are issued to the Recipient, the Recipient shall have, with respect to such Shares, all of the rights of an equity interest holder of the Company, including the right to vote the Shares and the right to receive all dividends, if any, as may be declared on the Shares from time to time until such time.
(d)In the event that the number of Shares outstanding, as a result of a combination of the Shares or any other change or exchange for other securities, by reclassification, reorganization or otherwise, is increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another entity, the number of Restricted Stock Units subject to this Agreement shall be appropriately adjusted to reflect that change. If any adjustment shall result in a fractional share, the fraction shall be disregarded.
5.Tax Withholding. On or before the issuance of Shares in respect to the Restricted Stock Units subject to this Agreement or the date on which the Recipient becomes entitled to receive a Dividend Equivalent Payment in a medium other than cash, as a condition to the Company’s obligations with respect to the Restricted Stock Units (including, without limitation, any obligation to deliver any Shares or make any Dividend Equivalent Payments hereunder), the Recipient shall make arrangements satisfactory to the Company to pay to the Company any federal, state or local taxes of any kind required to be withheld with respect to its delivery of the Shares and Dividend Equivalent Payments. If the

Recipient shall fail to make the tax payments as are required, the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Recipient any federal, state or local taxes of any kind required by law to be withheld with respect to the Shares or any Dividend Equivalent Payments.
6.Registration of Shares. If and to the extent it has not already done so, the Company shall register with the Securities and Exchange Commission (“SEC”), on a Form S-8 or such other required form, the Shares that are represented by the Restricted Stock Units under this Agreement.
7.Amendment, Modification and Assignment. The Company, with the approval of the Board or the Committee, may modify or amend this Agreement, including waiving any provisions, by written notice to the Recipient; provided, however, that no provision of this Agreement may be modified, waived or discharged in a manner that would impair the rights of the Recipient unless that waiver, modification or discharge is agreed to in writing signed by the Recipient and the Company. No waiver by either party of any breach by the other party to this Agreement of any condition or provision of this Agreement shall be deemed a waiver of any other conditions or provisions of this Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. Unless otherwise consented to by the Committee, this Agreement shall not be assigned by the Recipient in whole or in part. The rights and obligations created under this Agreement shall be binding on the Recipient and the Recipient’s heirs and legal representatives and on the successors and assigns of the Company.
8.Transferability. Until vested and distributed to the Recipient as provided hereunder, the Restricted Stock Units granted under this Agreement are not transferable otherwise than by will or under the applicable laws of descent and distribution. In addition, until Shares are delivered to the Recipient in respect of the Restricted Stock Units, as provided hereunder, the Restricted Stock Units shall not be assigned, negotiated, pledged or hypothecated in any way (whether by operation of law or otherwise), and the Restricted Stock Units shall not be subject to execution, attachment or similar process.
9.Beneficiary Designation. The Recipient shall have the right to designate, on a beneficiary designation form satisfactory to the Committee which shall be filed with the Company, a beneficiary or beneficiaries to receive any unpaid Shares and/or Dividend Equivalent Payments under this Agreement in the event of the death of the Recipient. In the event that the Recipient shall not file a beneficiary designation form with the Company, or if none of the designated beneficiaries survive the Recipient, then any unpaid Shares and/or Dividend Equivalent Payments under this Agreement shall be paid to the estate of the Recipient.
10.Miscellaneous.
(a)No Right to Continued Employment or Service. The grant of this Restricted Stock Unit award shall not confer, or be construed to confer, upon the Recipient any right to continued employment or service with the Company or its Affiliates.
(b)No Limit on Other Compensation Arrangements. Nothing contained in this Agreement shall preclude the Company or any subsidiary from adopting or continuing in effect other or additional compensation arrangements, and those arrangements may be either generally applicable or applicable only in specific cases.
(c)Severability. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify this Agreement or the award of Restricted Stock Units under any applicable law, that provision shall be construed or deemed amended to conform to applicable law (or if that provision cannot be so construed or deemed amended without materially altering the purpose or intent of this Agreement and the award of Restricted Stock Units, that provision shall be stricken as to that jurisdiction and the remainder of this Agreement and the award shall remain in full force and effect).
(d)No Trust or Fund Created. Neither this Agreement nor the grant of the award of Restricted Stock Units shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and the Recipient or any other person. The Restricted Stock Units subject to this Agreement represent only the Company’s unfunded and unsecured promise to issue Shares to the Recipient in the future. To the extent that the Recipient or any other person acquires a right to receive payments from the Company pursuant to this Agreement, that right shall be no greater than the right of any unsecured general creditor of the Company.
(e)Governing Law. The grant of the Restricted Stock Units and this Agreement shall be governed by the laws of the State of Delaware without regard to conflicts of laws.
(f)Interpretation. The Recipient accepts this award of Restricted Stock Units subject to all the terms and provisions of this Agreement and the terms and conditions of the Plan.
(g)Headings. Headings are given to the Paragraphs and Subparagraphs of this Agreement solely as a convenience to facilitate reference. The headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision thereof.
11.Complete Agreement. This Agreement and those agreements and documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter of this Agreement in any way.
12.Compliance with Section 409A.
(a)General. This Agreement is intended, and shall be construed and interpreted to be exempt from, and if not so exempt, to comply with Section 409A of the of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), and, if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to be exempt from or to comply with Section 409A. Any reference to the Recipient’s “termination” or “termination of employment” or “no longer an employee” or words of similar import shall mean the Recipient’s “separation from service” as defined in Section 409A from the Company and all entities with whom the Company would be treated as a single employer for purposes of Section 409A. Nothing herein shall be construed as a guarantee of any particular tax treatment to Recipient and the Company shall have no liability to the Recipient with respect to any penalties that might be imposed on the Recipient by Section 409A for any failure of this Agreement or otherwise. For all purposes under Section 409A, Recipient’s right to receive any payments pursuant to this Agreement shall be treated as a right to receive a separate and distinct payment, and any payments to be made in installments shall be deemed to be a series of separate payments. To the extent the that Section 409A would cause an adverse tax consequence to the Recipient, a Change in Control shall not be deemed to occur for purposes of this Agreement unless the Change in Control meets the definition ascribed to the phrase “Change in the Ownership or Effective Control of a Corporation or in the Ownership of a Substantial Portion of the Assets of a Corporation” under Treasury Department Regulation 1.409A-3(i)(5), as revised from time to time in either subsequent regulations or other guidance.
(b)Specified Employee. In the event that the Recipient is a “specified employee” (as described in Section 409A), and any payment or benefit payable pursuant to this Agreement constitutes deferred compensation under Section 409A, then, notwithstanding anything herein to the contrary, no such payment or benefit shall be made before the date that is six months after the Recipient’s “separation from service” (as described in Section 409A) (or, if earlier, the date of the Recipient’s death). Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period.

13.Definitions. For the purposes of this Agreement the following terms shall be defined as provided by this Section:
(a)“Cause” shall mean (unless otherwise defined in any employment agreement between the Company and Recipient): (i) Recipient’s indictment, conviction of or plea of nolo contendere to a felony or any other crime involving deceit, dishonesty, fraud or moral turpitude; (ii) Recipient’s engaging in conduct which brings, or if publicly known would bring, the Company and/or its subsidiaries or Affiliates into public disrepute or disgrace and which the Board believes has had or will have a detrimental effect on the Company’s and/or any of its subsidiary’s or Affiliate’s reputation or business; (iii) Recipient’s engaging in an act of gross negligence or willful misconduct in the performance of Recipient’s employment obligations and duties, and/or Recipient’s violation of the Company’s and/or any of its subsidiary’s or Affiliate’s corporate ethics policies, in any such case that has had or will have a material adverse effect on the Company’s and/or any of its subsidiary’s or Affiliate’s reputation or business; (iv) Recipient’s making any false, disparaging or malicious statement, oral or written, about the Company and/or its subsidiaries or Affiliates or any director, officer or employee of any of the foregoing which is injurious to the business or operations of any of the foregoing, or which may in any material respect interfere with the goodwill of any of the Company and/or any of its subsidiary’s or Affiliate’s or its relations with customers or suppliers; (v) Recipient’s committing an act of embezzlement of or fraud against, or theft or misappropriation of property belonging to, the Company and/or any of its subsidiary’s or Affiliate’s, or engaging in any intentional “kickback” scheme involving the Company’s and/or any of its subsidiary’s or Affiliate’s vendors; or (vi) following thirty (30) days’ notice and opportunity to cure (to the extent curable) during such thirty (30) day period, Recipient repeatedly fails to perform the material duties of Recipient’s position as reasonably directed by the Company and/or any of its subsidiary’s or Affiliate’s in writing (provided that mere poor job performance shall not be considered such failure).
(b)“Good Reason” shall mean (unless otherwise defined in any employment agreement between the Company and Recipient): any of the following taken without Recipient’s written consent and not cured within thirty (30) days after receipt of written notice thereof: (i) a material change, adverse to Recipient, in position, titles or corporate offices; (ii) an assignment of any significant duties that are materially inconsistent with the positions or offices held by Recipient; (iii) a decrease in Recipient’s then current annual base salary, bonus formula or other compensation and benefits (other than in connection with a general decrease in the foregoing applicable to all employees of comparable rank, such as changes to the NEO Plan or to generally applicable sales commission structures); or (iv) relocation to a facility or a location more than fifty (50) miles from Recipient’s then current location. A termination by Recipient shall not be deemed for Good Reason unless Recipient has notified the Company in writing of the intention to terminate for Good Reason within thirty (30) days of the date on which Recipient learns that the event causing the alleged Good Reason has occurred and the Company fails to remedy such Good Reason within thirty (30) days following the receipt of such notice. Any termination by Recipient for Good Reason has to be made promptly (and in any case within one (1) month) after the end of the thirty (30) day period within which the Company may remedy the events giving rise to the right to terminate for Good Reason.
(c)“Totally Disabled” shall mean (unless otherwise defined in any employment agreement between the Company and Recipient): if Recipient is physically or mentally incapacitated so as to render him or her incapable of performing the essential functions of Recipient’s position with or without reasonable accommodation for a period of three (3) consecutive months or for an aggregate of ninety (90) days within any consecutive six (6) month period. Recipient’s receipt of disability benefits under the Company’s long-term disability plan, if any, or receipt of Social Security disability benefits shall be deemed conclusive evidence of being Totally Disabled; provided, however, that in the absence of Recipient’s receipt of such long-term disability benefits or Social Security benefits, the Board of Directors of the Company may, in its reasonable discretion (but based upon appropriate medical evidence), determine that Recipient is Totally Disabled.

14.Forfeiture and Recapture. The Recipient acknowledges and agrees that any RSUs and any Shares issued and/or cash paid or to be paid hereunder and/or amounts received with respect to the sale of such Shares shall be subject to potential cancellation, clawback, recoupment, rescission, payback or other action in accordance with the terms of any clawback, recoupment or similar policy of the Company (whenever adopted), including but not limited to the Company's Clawback Policy, or as is otherwise required by any applicable law. The Recipient agrees and consents to the Company's application, implementation and enforcement of (i) any such policy established by the Company that may apply to the Recipient and (ii) any provision of applicable law relating to cancellation, rescission, clawback, payback or recoupment of compensation, and expressly agrees that the Company may take such actions as are necessary to effectuate such policy or applicable law without further consent or action being required by the Recipient. To the extent that the terms of this Agreement and such policy conflict, then the terms of such policy shall prevail.
15.Electronic Signature. The parties agree that this Agreement may be electronically signed. The parties agree that the electronic signatures appearing on this Agreement are the same as handwritten signatures for the purposes of validity, enforceability and admissibility.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.
GLOBAL INDUSTRIAL COMPANY

By:_____________________________
                     Name:
Title:

Agreed and Accepted:

By: _________________________
[NAME OF EMPLOYEE]

Notice of Grant of Time-Vesting RSUs
Global Industrial Company

Company Name	Global Industrial Company
Recipient Name	[NAME OF EMPLOYEE]
Grant/Award Type	Time-Vesting Restricted Stock Units
Grant Date	[DATE]
Total Number of RSUs Granted	[NUMBER OF SHARES]

VESTING SCHEDULE

The RSUs will vest over a period of four years with 25% (rounded to the nearest whole RSU for each tranche except the last such tranche which shall be adjusted such that in no event shall the Recipient vest in more than the Total Number of RSUs Granted above) vesting on each of the first, second, third and fourth anniversary of the Grant Date (each date, a “Vesting Date”), subject to the terms and conditions of the Agreement.